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                                                                    Exhibit 99.1



[Company Logo]

McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Press & Investor Contact: Bryce Nemitz
Phone: (319) 790-7800
FAX:   (319) 790-7767
http://www.mcleodusa.com

FOR IMMEDIATE RELEASE

              McLeodUSA and Ovation Communications Complete Merger

          Cedar Rapids, Iowa -- March 31, 1999 -- McLeodUSA Incorporated (NASDAQ/NMS: MCLD) and Ovation Communications, Inc. today announced the completion of a previously announced merger that combines the two rapidly expanding Competitive Local Exchange Carriers (CLECs). The two companies jointly announced their intent to merge on January 7.

          Effective immediately, the new combined company will be known as McLeodUSA Incorporated and continues its stated mission to become the number one provider and most admired company in our communities.

          "Today marks a significant milestone for our ongoing strategic growth," said Steve Gray, McLeodUSA President and COO. "Customers of both organizations will benefit from this merger, which creates a dominant, pervasive, facilities-based Super Regional company serving business and residential customers in 11 states."

          Tim Devine, former Ovation CEO and President, now a McLeodUSA Group Vice President, agrees: "This merger signals the strong advancement of competitive telecommunications in our service area. As our telephone networks grow and service offerings expand, McLeodUSA is providing customers a real solution for the evolving nature and importance of how people communicate."

          Ovation, a Minneapolis-based firm, primarily served customers in the upper Midwest, including Minneapolis-St. Paul, Chicago, Milwaukee and several Michigan cities.
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          McLeodUSA, founded in June 1991, is a publicly traded firm headquartered in Cedar Rapids, Iowa, providing integrated telecommunications services to businesses and residential customers. Customers are located in an eleven-state area that includes Colorado, Iowa, Illinois, Indiana, Michigan, Minnesota, Missouri, North Dakota, South Dakota, Wisconsin and Wyoming.
Products offered include local and long distance services, Internet access, voice mail, paging, teleconferencing and calling card services. McLeodUSA is one of the largest independent publishers of yellow and white page telephone directories in the country. In the next 12 months, the Company's publishing subsidiaries will distribute nearly 21 million copies of competitive directories in 21 states, reaching 33 million people.

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